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Exhibit 23.5

WR Hambrecht + Co
539 Bryant Street, Suite 100
San Francisco, CA 94107

September 8, 2006

        We hereby consent to (i) inclusion of our opinion letter, dated August 29, 2006, to the Board of Directors of China Unistone Acquisition Corporation (the "Company") as Annex J to the Registration Statement of the Company on Form S-4, as amended (the "Registration Statement"), relating to the proposed merger involving the Company and Beijing Sihitech Co., Ltd. and Beijing e-Channels Century Technology Co., Ltd. and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "Questions and Answers about the Meeting," "The China Unistone Special Meeting—Opinion of Financial Advisor to the China Unistone Board of Directors," "Consideration of the Securities Purchase Transaction—Background of the Stock Purchase," "Consideration of the Securities Purchase Transaction—China Unistone's Reasons for the Stock Purchase and Recommendation of the China Unistone Board" and "Consideration of the Securities Purchase Transaction—Opinion of Financial Advisor to the China Unistone Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

W.R. HAMBRECHT + CO., LLC
/s/ Stephen Cannon Stephen Cannon Managing Director

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WR Hambrecht + Co 539 Bryant Street, Suite 100 San Francisco, CA 94107